PRESS RELEASE
October 31, 2007
For further information contact:
David M. Bradley
President and Chief Executive Officer
North Central Bancshares, Inc.
825 Central Avenue
Fort Dodge, Iowa 50501
515-576-7531

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES RESIGNATION OF PAUL F. BOGNANNO AS CHIEF EXECUTIVE OFFICER OF NORTH CENTRAL BANCSHARES, INC. AND FIRST FEDERAL SAVINGS BANK OF IOWA AND APPOINTMENT OF DAVID M. BRADLEY

Fort Dodge, Iowa, October 31, 2007 - North Central Bancshares, Inc. (Nasdaq: "FFFD") (the "Company"), the holding company for First Federal Savings Bank of Iowa (“Bank”), announced today that Paul F. Bognanno has resigned as President and Chief Executive Officer of North Central Bancshares, Inc. and as Chief Executive Officer of First Federal Savings Bank of Iowa.  Mr. Bognanno will continue to serve as a Director of the Company and the Bank.

Mr. Bognanno joined the Company and Bank board of directors in 2005.  Effective July 1, 2007, he had been appointed as Chief Executive Officer and President of the Company and as Chief Executive Officer of the Bank.  Mr. Bognanno stated “It is with sincere regret that I am resigning as CEO of North Central Bancshares, Inc. and First Federal Savings Bank of Iowa.  An unexpected opportunity arose that was extremely compelling for me in regards to my career advancement.   I am confident that the Company and Bank will continue to grow and succeed as they have in the past and I look forward to continuing my role as a Director.”

The Company and Bank also announced that Chairman of the Board David M. Bradley has been appointed President and Chief Executive Officer of North Central Bancshares, Inc. and as Chief Executive Officer of First Federal Savings Bank of Iowa.  Mr. Bradley has been employed by the Bank since 1982 and had served as its CEO from 1992 to July 1, 2007.  He had served as the President and CEO of North Central Bancshares, Inc. since its inception in December 1995 until July 1, 2007.  He will also continue as the Chairman of the Board of North Central Bancshares, Inc. and First Federal Savings Bank of Iowa.

Mr. Bradley stated “Paul Bognanno has done a great job of helping the Company and Bank strategize and plan for the future.  We are very disappointed in our loss but congratulate him on his new senior level position with a recognized industry leader. I am excited to once again have the opportunity to continue to work more closely with our dedicated staff to achieve the strategic goals we have identified during Paul’s tenure with the Company and Bank.”

North Central Bancshares, Inc., with over $520 million in assets as of September 30, 2007, is the holding company for First Federal Savings Bank of Iowa, a federally chartered stock savings bank.  First Federal is a community-oriented institution serving Iowa through 11 full service locations in Fort Dodge, Nevada, Ames, Ankeny, Perry, Clive, West Des Moines, Burlington and Mt. Pleasant, Iowa.  First Federal's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.